Exhibit 99.1

Forward Announces 1-for-10 Reverse Stock Split Effective June 18, 2024

Hauppauge, NY – June 14, 2024 – Forward Industries, Inc. (NASDAQ: FORD) (“Forward” or the “Company”), a global design, sourcing, and distribution company serving top tier medical and technology customers, announced today that it will effect a 1-for-10 reverse stock split (“Reverse Stock Split”) of its common stock, par value $0.01 per share (“Common Stock”), that will become effective on June 18, 2024, at 12:01 a.m., Eastern Time. Forward’s Common Stock will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the existing symbol “FORD” and will begin trading on a split-adjusted basis when the market opens on June 18, 2024. The new CUSIP number for the Common Stock following the Reverse Stock Split will be 349862 409.

At the Company’s special meeting of Shareholders held on June 10, 2024, the Company’s shareholders approved a proposal to authorize a reverse stock split of the Company’s Common Stock at a ratio within the range of 1-for-3 to 1-for-10. The Company’s board of directors approved a 1-for-10 reverse split ratio, and the Company will file a Certificate of Amendment to its Restated Certificate of Incorporation to effect the Reverse Stock Split effective June 18, 2024.

The Reverse Stock Split is primarily intended to bring the Company into compliance with the $1.00 minimum bid price requirement to maintain its listing on Nasdaq. There is no guarantee the Company will meet the minimum bid price requirement for a period of time sufficient to regain compliance with Nasdaq listing requirements.

The 1-for-10 reverse stock split will automatically combine and convert ten current shares of the Company’s Common Stock into one issued and outstanding share of Common Stock. Proportional adjustments may be made to outstanding equity awards, warrants and convertible notes, and certain existing agreements pursuant to their terms. The Reverse Stock Split will not change the par value of the Common Stock nor the authorized number of shares of Common Stock, preferred stock, or any series of preferred stock.

No fractional shares will be issued in connection with the Reverse Stock Split. All fractional shares will be rounded up to the nearest whole share. The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity (other than as a result of the rounding of shares to the nearest whole share in lieu of issuing fractional shares).

The Company’s transfer agent, Equiniti Stock Transfer, will serve as exchange agent for the Reverse Stock Split. Registered stockholders holding pre-split shares of the Company’s Common Stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust, or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes, and will not be required to take any action in connect with the Reverse Stock Split.

About: Forward (NASDAQ: FORD) is a New York-based global design, sourcing and distribution company serving top tier medical and technology customers worldwide.

For more information, contact:

Kathleen Weisberg, CFO, Forward Industries, Inc.

(631) 547-3055, kweisberg@forwardindustries.com